Exhibit (i)(2)

Philip H. Newman 617.570.1558 pnewman@ goodwinprocter.com	Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109 T: 617.570.1000 F: 617.523.1231

April 30, 2010

Van Eck VIP Trust
335 Madison Avenue, 19th Floor
New York, New York 10017

Re:	Van Eck VIP Trust
Post-Effective Amendment No. 43 to Registration Statement on Form N-1A
File Nos. 033-13019; 811-05083

Ladies and Gentlemen:

As counsel to Van Eck VIP Trust (the “Trust”), a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust”, we have been asked to render our opinion with respect to the issuance of an unlimited number of Class S shares of stock of the Trust (the “Shares”), par value $0.001 per share, representing interests in the Van Eck VIP Multi-Manager Alternatives Fund (the “Fund”), a series of the Trust, as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 43 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a certificate of the Secretary of the Trust. We also have assumed that the Shares will be issued and sold in accordance with the terms and conditions of the effective Registration Statement and the prospectus and statement of additional information for such shares, as amended and/or supplemented from time to time, and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully-paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose

Van Eck VIP Trust

consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP